FOR RELEASE 12:00 PM PDT JULY 29th MONDAY
Extreme Networks Appoints Industry Veteran Edward T. Carney as Executive Vice President of Product and Customer Success

Former Cisco executive to oversee products, services and support for growing network leader

SAN JOSE, Calif.; July 29, 2013 -- Extreme Networks, Inc. (Nasdaq: EXTR) today announced the appointment of Edward (Ed) T. Carney as executive vice president of product and customer success, where he oversees the development of market leading network platforms and shapes the customer experience by leading Extreme Networks' global service and support organizations.
Carney is a recognized industry leader with more than 30 years of experience leading R&D and customer support teams. His experience includes general management at Cisco in Research Triangle Park (RTP) where he spent 15 years, and prior to that with IBM. Carney will be based at Extreme Networks facility in the RTP, in Morrisville, NC.
“We have always been known for extreme product innovation. Ed has an impressive history of consistently delivering great networking products, leading successful teams and delivering a superior customer experience,” said Chuck Berger, CEO of Extreme Networks.  "Our ability to attract an executive of Ed's caliber is another testament to Extreme Networks potential going forward.  We all look forward to working with Ed in the coming years.”
“I look forward to helping Extreme Networks extend our R&D leadership that accelerates innovation, difference making services and provides an excellent customer experience across the board,” commented Carney.
Carney, a resident of North Carolina, holds a B.S. in General Engineering from the United States Military Academy at West Point, NY. At Cisco, Carney was vice president of the Networked Solutions Integration Test Engineering (NSITE) laboratory and was the senior executive for its RTP site. He spent 15 years at IBM where he directed engineering for the IBM Global Network. He also serves on the Board and is past Chairman for the Food Bank of Central and Eastern North Carolina.

About Extreme Networks, Inc.
Extreme Networks is a leader in high-performance Ethernet switching for cloud, data center and mobile networks.  Based in San Jose, CA, Extreme Networks has more than 6,000 customers in more than 50 countries.  For more information, visit http://extremenetworks.com

Extreme Networks is a trademark or registered trademark of Extreme Networks, Inc. in the United States and/or other countries. All other names are the property of their respective owners.